Execution Copy

Amendment No. 1
to the
Longview Fibre Company
Branch Plant Hourly Employees' 401(k) Plan and Trust


	WHEREAS, Longview Fibre Company (the "Company"), approved and adopted the Longview Fibre Company Branch Plant Hourly Employees' 401(k) Plan (the "Plan") and Trust Agreement (the "Trust") which were originally effective March 1, 1993 and most recently restated effective January 1, 1996;

	WHEREAS, Section 19.1 of the Plan and Trust provides that the Company reserves the right to amend the Plan and Trust;

	NOW THEREFORE RESOLVED, that Sections 1, 2, 5, 6, 8, 10, 11, 14 and 18 are amended effective January 1, 1996 and Section 11 is amended effective January 1, 1998 as follows:

Effective January 1, 1996:

1.	Section 1 is amended to restate Subsection 1.8 in its entirety, to restate the first paragraph of Subsection 1.13, to restate Subsection
1.15 in its entirety, to hereby delete Subsection 1.27, to redesignate each subsequent Subsection, to restate the last paragraph of Subsection
1.32 (formerly Subsection 1.33) in its entirety, to add a new Subsection 1.46, to redesignate each subsequent Subsection, to restate Subsections
1.55 and 1.56 each in its entirety as follows:

	1.8	"Break in Service". The fifth anniversary (or sixth anniversary if absence from employment was due to Parental Leave) of the date on which a Participant's employment ends in accordance with Section
1.41 (formerly Section 1.42) and during which he or she is not credited with an hour of service.

	1.13	"Compensation". The sum of a Participant's Taxable Income and
salary reductions, if any, pursuant to Code section 125, 402(e)(3), 402(h)(1)(B), 403(b), 457 or, for Plan Years commencing after
December 31, 1996, 408(p)(2)(A)(i).

	1.15	"Contribution Dollar Limit". The annual limit placed on each
Participant's Pre-Tax Contributions, which shall be $7,000 per calendar year (as adjusted for cost of living increases pursuant to Code sections 402(g)(5) and 415(d)). For purposes of this Section, a Participant's Pre-Tax Contributions shall include (i) any employer contribution under a qualified cash or deferred arrangement (as defined in Code section 401(k)) to the extent not includible in gross income for the taxable year under Code section
402(e)(3) (determined without regard to Code section 402(g)), (ii) any employer contribution to the extent not includible in gross income for the taxable year under Code section 402(h)(1)(B)
(determined without regard to Code section 402(g)), (iii) any employer contribution to purchase an annuity contract under Code section 403(b) under a salary reduction agreement (within the meaning of Code section 3121(a)(5)(D)) and (iv) for calendar years commencing after December 31, 1996, any elective employer contribution under Code section 408(p)(2)(A)(i).

	1.32	"Leased Employee".

		For Plan Years commencing after December 31, 1996, "services under the primary direction or control of the Related Company" shall be substituted for the preceding reference to "services of any type historically performed by Employees in the business field of the Related Company".

	1.46	"Required Beginning Date". The latest date benefit payments shall commence to a Participant. Such date shall mean the April 1 that next follows the calendar year in which the Participant attains age
70.5.

	1.55	"Transition Account". An account consisting of the sum of the sub-
accounts of individual non-vested Account balances of Terminated
Participants.

	1.56	"Trust". The legal entity created by those provisions of this document which relate to the Trustee. The Trust is part of the Plan and holds the Plan assets which are comprised of the aggregate of Participants' Accounts, any unallocated funds invested in interest bearing deposits (which may include interest bearing deposits of the Trustee) and/or money market type assets or funds, pending allocation to Participants' Accounts or disbursement to pay Plan fees and expenses.

2.	Section 2 is amended to restate Subsection 2.1 in its entirety as follows:

	2.1	Eligibility

		All Participants as of January 1, 1996 shall continue their eligibility to participate. Each other Eligible Employee shall become a Participant on the first day of the next payroll period after the date he or she completes a 12-consecutive month eligibility period in which he or she is credited with at least 870
Hours of Service. The initial eligibility period begins on the date an Employee first performs an Hour of Service. Subsequent eligibility periods begin with the start of each Plan Year beginning after the first Hour of Service is performed.

3.	Section 5 is amended to hereby change the reference in item (b) of
Subsection 5.1 from "Forfeiture Account amounts" to "forfeiture amounts".

4.	Section 6 is amended to hereby change the reference in Subsection 6.5 from "through the Forfeiture Account" to "through forfeiture amounts" and to hereby change the reference in Subsection 6.7 from "use amounts from the Forfeiture Account" to "use forfeiture amounts".

5.	Section 8 is amended to hereby delete the last paragraph of Subsection
8.5, to hereby change the title of Subsection 8.6 from "Use of Forfeiture Account Amounts" to "Use of Forfeiture Amounts", to hereby change the reference in Subsection 8.6 from "Forfeiture Account amounts" to "Forfeiture amounts" and to hereby change the reference in item (b) of Subsection 8.7 from "the Forfeiture Account" to "forfeiture amounts".

6.	Section 10 is amended to restate Subsections 10.1 and 10.5 each in its entirety as follows:

	10.1	In-Service Withdrawals Permitted

		In-service withdrawals to a Participant who is an Employee are permitted pursuant to the terms and conditions set forth in this Section and pursuant to the terms and conditions set forth in
Section 11 with regard to an in-service withdrawal made in accordance with a Participant's Required Beginning Date.

	10.5	Minimum Amount, Payment Form and Medium

There is no minimum amount for any type of in-service withdrawal.

The form of payment for an in-service withdrawal shall be a single lump sum and payment shall be made in cash. Notwithstanding, to preserve benefits protected by Code section 411(d)(6), a Participant for whom amounts were transferred from the Salaried Plan (or from the Hourly Plan if such amounts were originally transferred from the Salaried Plan to the Hourly Plan ) may elect that payment be made in the form of whole shares of Company Stock and cash in lieu of fractional shares to the extent that such withdrawal is funded from the Company Stock Fund and includes an Account type in the funding hierarchy for which amounts were transferred to the Plan from the Salaried Plan (or from the Hourly Plan if such amounts were originally transferred from the Salaried Plan to the Hourly Plan) on behalf of the Participant.

7.	Section 11 is amended to restate the Heading thereof and to restate the first paragraph of Subsection 11.1 each in its entirety, to hereby change the reference in the second paragraph of Subsection 11.1 from "401(k)(A)(10)(ii)" to "401(k)(10)(A)(ii)", to hereby delete Subsection
11.6, to redesignate each subsequent Subsection, and to restate
Subsections 11.6 and 11.8 and items (a) and (c) of Subsection 11.9 each in its entirety as follows:

	11	DISTRIBUTIONS ONCE EMPLOYMENT ENDS OR BY REASON OF A
		PARTICIPANT'S REQUIRED BEGINNING DATE

		11.1	Benefit Information, Notices and Election

			A Participant, or his or her Beneficiary in the case of his
or her death, shall be provided with information regarding
all optional times and forms of distribution available under the Plan, including the notices prescribed by Code sections
402(f) and 411(a)(11). Subject to the other requirements of
this Section, a Participant, or his or her Beneficiary in the
case of his or her death, may elect, in such manner and with such advance notice as prescribed by the Administrator, to
have his or her vested Account balance paid to him or her
beginning upon any Settlement Date following the
Participant's termination of employment with all Related
Companies and a reasonable period of time during which the
Administrator shall process, and inform the Trustee of, the
Participant's termination or, if earlier, at the time of the
Participant's Required Beginning Date.

		11.6	Latest Commencement Permitted

			In addition to any other Plan requirements and unless a Participant elects otherwise, his or her benefit payments shall begin not later than 60 days after the end of the Plan
Year in which he or she attains his or her Normal Retirement
Date or retires, whichever is later. However, if the amount of the payment or the location of the Participant (after a reasonable search) cannot be ascertained by that deadline, payment shall be made no later than 60 days after the earliest date on which such amount or location is ascertained but in no event later than the Participant's Required
Beginning Date. A Participant's failure to elect in such manner as prescribed by the Administrator to have his or her vested Account balance paid to him or her, shall be deemed an election by the Participant to defer his or her distribution but in no event shall his or her benefit payments commence later than his or her Required Beginning Date.

			If benefit payments cannot begin at the time required because the location of the Participant cannot be ascertained (after a reasonable search), the Administrator may, at any time
thereafter, treat such person's Account as forfeited subject to the provisions of Section 18.6.

		11.8	Incidental Benefit Rule

			The Participant's payment election must be consistent with the requirement that, if the Participant's spouse is not his or her sole primary Beneficiary, the minimum annual distribution for each calendar year, beginning with the calendar year preceding the calendar year that includes the Participant's Required Beginning Date, shall not be less than the quotient obtained by dividing (a) the Participant's vested Account balance as of the last Trade Date of the preceding year by (b) the applicable divisor as determined under the incidental benefit requirements of Code section
401(a)(9).

		11.9	Payment to Beneficiary

			(a)	If the Participant dies after his or her Required
Beginning Date, payment to his or her Beneficiary must be made at least as rapidly as provided in the Participant's distribution election;

			(c)	If the Participant and the surviving spouse who is the
Beneficiary die (i) before the Participant's Required
Beginning Date and (ii) before payments have begun to
the spouse, the spouse shall be treated as the
Participant in applying these rules.

8.	Section 14 is amended to restate item (b) of Subsection 14.2 in its entirety as follows:

	14.2	Special Contributions

		(b)	Overriding Minimum Benefit. Notwithstanding, contributions
shall be permitted on behalf of Key Employees if the Employer also maintains a defined benefit plan which automatically provides a benefit which satisfies the Code section 416(c)(1) minimum benefit requirements, including the adjustment provided in Code section 416(h)(2)(A), if applicable. If the Plan is part of an aggregation group in which a Key Employee is receiving a benefit and no minimum is provided under any other plan, a minimum contribution of at least 3% of Taxable
Income shall be provided to the Participants specified in the preceding paragraph, except that if the aggregation group consists of a top heavy defined benefit plan, "5%" shall be substituted for the preceding reference to "3%" with regard to the Participants specified in the preceding paragraph who are also covered under the defined benefit plan.

9.	Section 18 is amended to hereby delete the reference in the last paragraph of Subsection 18.3 to ", the date of denial of qualification," and to hereby change the reference in Subsection 18.6 from "the
Forfeiture Account" to "forfeiture amounts".

Effective January 1, 1998:

1.	Section 11 is amended to restate Subsection 11.4 in its entirety as follows:

	11.4	Distribution of Small Amounts

If after a Participant's employment with all Related Companies ends, the Participant's vested Account balance is $5,000 or less, and if at the time of any prior in-service withdrawal or distribution the Participant's vested Account balance did not exceed $5,000, the Participant's benefit shall be paid as a single lump sum as soon as administratively feasible in accordance with procedures prescribed by the Administrator.



Dated:  March 4, 1998               Longview Fibre Company

                                         \s\ L.J. Holbrook
                                    By:  L. J. Holbrook
                                         Title:  SR VP Finance


The provisions of the above amendment which relate to the Trustee are hereby approved and executed.


Dated:  March 5, 1998         Barclays Global Investors, National Association
                                By Merrill Lynch, Pierce, Fenner & Smith Inc.

                                  \s\ Roger T. Meyer
                              By: Roger T. Meyer
                                  Title: Vice President